PROMISSORY NOTE

                                                         New York, New York
                                                               May 10, 1996


      FOR VALUE RECEIVED, NATHAN LOW ("Low") ("Maker"), hereby promises to pay to the order of STRATASYS, INC., a Delaware corporation ("Payee"), at 14950 Martin Drive, Eden Prairie, Minnesota 55344, in lawful money of the United States of America, the principal amount of ONE MILLION THREE HUNDRED FORTY-EIGHT THOUSAND AND 00/100 DOLLARS ($1,348,000.00) on May 10, 1997 (the "Maturity Date"). If the principal balance of this Promissory Note is not paid in full on or before August 10, 1996, then the unpaid principal amount hereof from time to time outstanding shall bear interest daily from and after such date until paid in full at an annual rate of interest equal to the prime rate of interest as published in the Wall Street Journal (the "Prime Rate"). Maker shall pay all accrued and unpaid interest on the Maturity Date. Interest shall be determined on the basis of a 360-day year and paid for the actual number of days elapsed. Interest on overdue principal shall be payable at the lower of the Prime Rate plus five percent (5%) per annum or the maximum rate permitted by law (such rate being referred to herein as the "Default Rate") until such overdue principal is paid in full.

      This Promissory Note has been given to Payee pursuant to a Warrant Modification and Exercise Agreement, dated May 10, 1996, among Maker, Payee, and certain other holders of warrants to purchase Common Stock of Payee (the "Warrant Exercise Agreement"). This Promissory Note is secured under a Pledge Agreement, of even date herewith, between Maker and Payee.

      Maker shall pay all costs of collection of all past due amounts under this Promissory Note, including reasonable attorneys' fees and expenses if collected by or through legal process. Maker hereby waives trial by jury and the right to interpose any setoff or counterclaim of any nature or description in any action brought in connection with this Promissory Note. In the event of any default in the payment of any amount due hereunder, the outstanding principal balance of this Promissory Note and any accrued and unpaid interest thereon shall become immediately due and payable.

      Anything herein to the contrary notwithstanding, in no event shall interest payable under this Promissory Note exceed the maximum interest rate permitted by law, and any interest collected hereunder that may be in excess of such rate shall, first, be applied to the reduction of principal and, second, be returned to Maker in the event that the principal shall have been paid in full.







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      If the obligation of Maker to pay any principal of or interest on this
Promissory Note becomes due on a Saturday, Sunday or legal holiday in New York State, then such due date shall be extended to the next succeeding full business day.

      Maker hereby waives presentment for payment, protest, notice of protest, notice of nonpayment and diligence in bringing suit.

      Maker may prepay this Promissory Note in full or in part at any time without premium or penalty. Maker shall prepay this Promissory Note on the earlier to occur of (i) four business days after the sale of any of the Warrant Shares (as defined in the Warrant Exercise Agreement), such prepayment to be (x) made in full if the net proceeds of such sale ("Net Proceeds") exceed the outstanding principal balance of and accrued interest on this Promissory Note and (y) equal to the Net Proceeds if the Net Proceeds are less than the then outstanding principal balance of and accrued interest on this Promissory Note, or (ii) 60 days after the Registration Statement (as defined in the Warrant Exercise Agreement) is declared effective by the Securities and Exchange Commission. All prepayments received by Payee shall be applied, first, to pay accrued and unpaid interest hereunder, and, second, to reduce the outstanding principal balance of this Promissory Note.


      Any demand or notice to be given to Maker or Payee under this Promissory Note shall be given in the manner provided for in the Warrant Exercise Agreement.

      This Promissory Note shall be governed by and construed in accordance with the internal laws and the State of New York, and the terms hereof may not be changed orally.


                                                 MAKER:


                                                   /s/ Nathan Low
                                                   ---------------------------
                                                   Nathan Low





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